UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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EPOCH HOLDING CORPORATION
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EPOCH HOLDING CORPORATION
640 FIFTH AVENUE, 18TH FLOOR
NEW YORK, NEW YORK 10019
212-303-7200

Dear Stockholders:	October 30, 2006

We are pleased to report that our fiscal year ended June 30, 2006 was a successful one.  Assets under management more than doubled from $1.40 billion to $3.25 billion.  Similarly, revenues rose from $4.3 million to $10.2 million.  As anticipated, our EBITDA (earnings before interest, tax, depreciation and amortization) for the year was again negative, but a notable improvement from that of last year.  Importantly, our fourth fiscal quarter generated positive cash flow from operations, and we anticipate continuing improvement in fiscal 2007.

For additional perspective, at the time of this writing in late October, we have built a firm of nearly $4 billion of assets under management, with 38 employees in two locations (New York and Los Angeles) while consuming less than $5 million of working capital (current assets less current liabilities) in the two years ended June 30, 2006.

During the year, the client base expanded and included the addition of several large institutional U.S. All Cap and Large Cap equity mandates.  One new mutual fund was launched, as well, in the U.S. — the Epoch Global Equity Shareholder Yield Fund (EPSYX).  A similar fund was launched in Canada for a major client.  Reception has been excellent and the combined assets in these two funds exceed $400 million presently.

Investment returns for the three year period ending June 30, 2006, particularly on a risk adjusted basis, met or exceeded expectations for almost all investment services. In partial recognition, the firm was awarded the American Manager of the Year, 2005, by Morningstar Canada for its performance in managing the CI American Value Fund over the preceding five years.

Although we believe organic growth is the best way to develop our firm, we continually seek opportunities to strengthen the firm through expanded product offerings and additional experienced, accomplished professionals.  Such opportunities must be accretive, both culturally and economically, to the organization in the long term.

Overall, our second fiscal year was successful in the ways that matter to an investment firm and its stockholders — performance for clients, growth in assets under management, and improvement in profitability measures.  Furthermore, it is our view that investment firms must be managed though the prism of transparency of business practices.  Our commitment to the highest standards of ethical conduct is part of that transparency objective.

Looking ahead, we anticipate assets exceeding $4 billion before calendar year end 2006.  While our rate of growth in AUM may slow, fiscal 2007 should be a year of continuing growth.  Our ultimate objective is to create a global asset management firm with accomplished and experienced professionals that combines in-house research and insight, an absolute-return orientation, and a dedication to serving the informed investor.

We want the firm to be rewarding for clients, employees, and stockholders.  Combined, these three groups represent the firm’s stakeholders.

Sincerely,

Allan R. Tessler	William W. Priest
Chairman of the Board	Chief Executive Officer